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NEWS RELEASE                                                        EXHIBIT 99.3
FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215

Carolee J. Oertel
Manager, Investor Relations
coertel@glimcher.com
(614) 887-5613

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 6, 2004

                         GLIMCHER REALTY TRUST ACQUIRES
                JOINT VENTURE INTERESTS IN POLARIS FASHION PLACE
                            AND POLARIS TOWNE CENTER

                     FOLLOWING ACQUISITION COMPANY OWNS 100%
        OF ITS FLAGSHIP MALL AND TOWNE CENTER LOCATED IN ITS HOME MARKET

COLUMBUS, OH -JANUARY 6, 2004- GLIMCHER REALTY TRUST, (NYSE: GRT), today announced that it has acquired all of the interests of its joint venture partners in Polaris Fashion Place, a 1,556,096 square foot enclosed super regional mall, and Polaris Towne Center, a 723,352 square foot town center, both located in Columbus, OH. The Company acquired the remaining 60.7% interest in Polaris Mall LLC and the remaining 50% in Polaris Towne Center LLC for approximately $56.5 million. The purchase price represents an approximate capitalization rate of 8% for Polaris Fashion Place and 8.75% for Polaris Towne Center based on current net operating income. The joint venture interests were acquired from private investors.

The purchase was funded with a new $36.5 million loan secured by the equity interests in Polaris Mall LLC, the issuance of 594,342 operating partnership units and approximately $6.6 million in additional borrowings on the Company's secured line of credit. The new debt matures in one year and bears interest at a rate of LIBOR plus 3.00% per annum. The Company intends to repay this loan during 2004 using community center asset sale proceeds, the issuance of additional preferred or common equity or a combination thereof.

Each property is the subject of long term mortgage financing. The Polaris Fashion Place $148.7 million mortgage, which originated in 2003 and matures in 2013, bears interest at a fixed rate of 5.24% with principal amortization over 30 years. The Polaris Towne Center $41.7 million mortgage, which originated in 2000 and matures in 2010, bears interest at a fixed rate of 8.20% with principal amortization over 30 years.

"As the developer of the properties we take great pride in their success. Since its opening in 2001 Polaris Fashion Place has been widely recognized for its innovative design and strong financial performance," said Michael P. Glimcher, President. "With this latest transaction, we now have 100% ownership in our entire portfolio which will allow us to focus our efforts on growing the income of our portfolio."

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                                                           GLIMCHER REALTY TRUST
                                                                           ADD 1

ABOUT THE COMPANY

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

                       VISIT GLIMCHER AT: www.glimcher.com

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